Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Third Quarter 2007 Results
- Total Connections Top 300,000 -
- DSL Subscribers Increase 4,300 and IPTV Subscribers Increase 1,500 in the Quarter -
- High Definition TV Service Launches in Illinois -
- Successful Completion of Billing Integration -

Mattoon, IL - November 8, 2007 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the third quarter and nine months ended September 30, 2007. The company reported:
•	Revenues of $80.3 million for the quarter and $244.2 million for the nine-month period.
•	Adjusted EBITDA of $33.5 million for the quarter and $106.7 million for the nine-month period.
•	Net cash provided by operating activities of $15.7 million for the quarter and $52.8 million for the nine-month period.
•
Dividend payout ratio of 92.6 percent for the quarter and 77.7 percent for the nine-month period. Excluding a prior period subsidy settlement, the dividend payout ratio would have been 77.4 percent and 73.2 percent for the quarter and nine-month period, respectively.

“We had another solid quarter, both operationally and financially,” said Bob Currey, Consolidated’s president and chief executive officer. “Total connections grew by 4,000 in the third quarter and now exceed 300,000. Broadband growth continues to be a strategic focus for the company and the results demonstrate our success. DSL increased by over 4,300 net new subscribers in the quarter, making this the strongest third quarter in the company’s history and increasing the penetration of primary residential lines to 38.6 percent. IPTV growth was also strong, adding almost 1,500 subscribers and bringing the total subscriber base to over 11,000.”

Currey continued, “With the launch of our high definition (HD) product in Illinois midway through the third quarter, we have successfully completed the HD rollout there and in Texas. Customer reaction continues to be positive. Our digital video recorder (DVR) product is scheduled for release in the fourth quarter, which will complete our current product suite.”

“Additionally, the North Pittsburgh acquisition is on track. Assuming approval by the NPSI shareholders on November 13, 2007, we anticipate completing the regulatory approval process and closing on the transaction by either the end of 2007 or early in 2008,” Currey concluded.

Operating Statistics at September 30, 2007, Compared to September 30, 2006
•	Total connections were 300,795, an increase of 9,814, or 3.4 percent.
•	Total local access lines were 227,186, a decrease of 8,797, or 3.7 percent.
•	Broadband connections were 73,609, an increase of 18,611 or 33.8 percent.
o	DSL subscribers were 62,546, an increase of 13,186, or 26.7 percent.
o	IPTV subscribers were 11,063, an increase of 5,425, or 96.2 percent.

Cash Available to Pay Dividends
For the quarter and nine-month period, cash available to pay dividends, or CAPD, was $10.9 million and $38.8 million, respectively, and the dividend payout ratios were 92.6 percent and 77.7 percent, respectively. After excluding the prior period subsidy settlement, the dividend payout ratios in the third quarter and nine-month period would have been 77.4 percent and 73.2 percent, respectively. At September 30, 2007, cash and cash equivalents were $24.4 million. The company made capital expenditures of $8.0 million during the third quarter.

Financial Highlights for the Third Quarter Ended September 30, 2007
•
Revenues were $80.3 million, compared to $80.3 million in the third quarter of 2006. An increase in Data and Internet revenue was offset by declines in Subsidies and Local Calling Service revenues. The reduction in Subsidies revenue was largely attributable to an increase in prior period settlements. In the third quarter of 2007 the company experienced a net $2.1 million negative subsidy draw, compared to a negative $1.2 million draw in the third quarter of 2006. The effect of this was to decrease revenue by $0.9 million period over period. The reduction in Local Calling Service revenue was primarily attributable to the decline in access lines. The growth in Data and Internet Services revenue was driven by increased DSL and IPTV subscribers.

•
Income from operations was $14.5 million, compared to $15.5 million in the third quarter of 2006. The decline reflected the revenue items mentioned above, as well as a $0.6 million increase in non-cash compensation expense associated with the company’s restricted share plan, an additional $0.4 million in weather related overtime expense, and an additional $0.6 million in expense associated with the resolution of several vendor settlements. These expense increases were partially offset by a reduction in depreciation and amortization expense.

•
Interest expense, net was $11.9 million, compared to $11.2 million in the same quarter last year. The increase was driven by additional borrowings associated with the share repurchase in July of 2006 and the replacement of expiring interest rate swap agreements, with the new swap agreements carrying a higher interest rate.

•
Income tax expense was $2.0 million, compared to $3.9 million in 2006. The decrease was driven by both the change in pre-tax income and the recognition of $0.8 million in incremental tax expense in the third quarter of 2006 associated with finalizing and filing the company’s 2005 federal tax return and amending its 2003 and 2004 returns.

•	Net income was $2.3 million, compared to $2.0 million in the third quarter of 2006.
•
Net income per common share was $0.09, compared to $0.07 per common share in the third quarter of 2006. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the quarter ended September 30, 2007 was $0.14, compared to $0.15 in the third quarter of 2006.

•
Adjusted EBITDA was $33.5 million and would have been $35.6 million excluding the prior period subsidy settlements. Net cash provided by operating activities was $15.7 million compared to $26.2 million for the third quarter of 2006. The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.0 times to one, and all other coverage ratios were also within compliance levels of our credit facility.

Financial Highlights for the Nine Months Ended September 30, 2007
•
Revenues were $244.2 million, compared to $239.1 million for the prior year period. This reflects increases in Data and Internet Services and Network Access Services, partially offset by declines in Subsidies and Local Calling Services.

•
Net income was $12.5 million, compared to $13.8 million for the prior year period. The year-over-year decrease was due to the impact of Texas tax law changes and increased interest expense, partially offset by greater income from operations.

•
Net income per common share was $0.48. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the nine months ended September 30, 2007 was $0.54, compared to $0.47 in the same period last year.

•
Adjusted EBITDA was $106.7 million and net cash provided by operating activities was $52.8 million, compared to $104.1 million and $59.6 million, respectively.  The increase in adjusted EBITDA was primarily due to revenue growth, operating efficiency improvements and increased cash distributions from cellular partnership investments.

North Pittsburgh Acquisition Update
•
On July 2, 2007, the company announced a definitive agreement to acquire North Pittsburgh Systems, Inc. for $375.1 million in cash and stock. The transaction is expected to close late in the fourth quarter of 2007 or early 2008.

•	North Pittsburgh shareholders are scheduled to meet November 13, 2007 to vote on the transaction.
•	Regulatory Update:
o	Received notice of early termination of the Hart-Scott-Rodino Act waiting period.
o	FCC has approved both the foreign and domestic 214 applications.
o	Pennsylvania PUC process is nearing completion and anticipate PUC vote in December 2007.
•	Financing Update:
o	Moody’s and Standard and Poor’s have affirmed existing credit ratings for Consolidated.
o	Syndication of the bank deal is expected to launch on November 14, 2007.
o	Anticipate closing and funding the transaction shortly after receiving PUC approval.
•	Integration Update:
o	Identified officers from both companies to lead the integration efforts.
o	Detailed planning discussions are well underway between process owners from both Consolidated and North Pittsburgh.

Financial Guidance
For 2007, the company updated the following guidance for the full year (excluding any effects of North Pittsburgh acquisition, should it close by year-end): Capital expenditures are expected to be in the range of $32.5 million to $33.5 million; cash interest expense is expected to be in the range of $44.0 million to $44.5 million; and cash income taxes are expected to be in the range of $13.0 million to $14.0 million.

Dividend Payments
The company paid its latest quarterly dividend of $0.38738 per common share on November 1, 2007 to stockholders of record on October 15, 2007. On November 6, 2007, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2008 to stockholders of record at the close of business on January 15, 2008.

For 2007, the company expects approximately 10 percent of its distributions to be classified as non-dividend distribution (return of capital), with the remainder being classified as ordinary dividends. This is an estimate and will be updated as appropriate.

Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will also be archived on the company’s website.
If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 12, 2007 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 19281852.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “cash available to pay dividends”, “cumulative available cash”, “ adjusted EBITDA excluding subsidy settlements”, “payout ratio excluding subsidy settlements”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to consolidated EBITDA as used and defined in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. Other information related to these three non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio”, help put these three measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt. In addition, “adjusted EBITDA excluding subsidy settlements” allows investors, securities analysts and other interested parties to evaluate our company over time.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in its local market for over 100 years. With approximately 227,200 local access lines, 62,500 DSL subscribers, and 11,100 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 14th largest local telephone company in the United States.

Safe Harbor
 Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to complete the acquisition of North Pittsburgh, successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business and the business of North Pittsburgh, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated and North Pittsburgh service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Prospectus/Proxy Statement
This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. have filed with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which contains important information, including detailed risk factors. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the Securities and Exchange Commission are available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement was mailed to shareholders of North Pittsburgh Systems, Inc. on October 12, 2007.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation
Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the prospectus/proxy statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions.

 - Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2007	2006
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$24,355	$26,672
Accounts receivable, net	37,067	34,396
Prepaid expenses and other current assets	14,850	13,149
Total current assets	76,272	74,217

Property, plant and equipment, net	298,923	314,381
Intangibles and other assets	486,872	500,981
Total assets	$862,067	$889,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,130	$11,004
Accrued expenses and other current liabilities	54,809	54,742
Total current liabilities	61,939	65,746

Long-term debt	594,000	594,000
Other long-term liabilities	105,197	111,180
Total liabilities	761,136	770,926

Minority interests	4,236	3,695
Stockholders' equity:
Common stock, $0.01 par value	261	260
Paid in capital	202,811	199,858
Accumulated deficit	(105,060)	(87,362)
Accumulated other comprehensive income (loss)	(1,317)	2,202
Total stockholders' equity	96,695	114,958
Total liabilities and stockholders' equity	$862,067	$889,579

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$80,320	$80,323	$244,244	$239,089
Operating expenses:
Cost of services and products	27,698	24,140	79,115	72,764
Selling, general and administrative
expenses	21,800	23,764	66,395	70,947
Depreciation and amortization	16,350	16,961	49,585	50,876
Income from operations	14,472	15,458	49,149	44,502
Other income (expense):
Interest expense, net	(11,865)	(11,175)	(34,726)	(31,341)
Other income, net	1,746	1,645	4,786	4,379
Income before income taxes	4,353	5,928	19,209	17,540
Income tax expense	2,012	3,913	6,756	3,752

Net income	2,341	2,015	12,453	13,788

Net income per common share	$0.09	$0.07	$0.48	$0.48

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING ACTIVITIES
Net Income	$2,341	$2,015	$12,453	$13,788
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,350	16,961	49,585	50,876
Non-cash stock compensation	1,236	625	2,942	1,875
Other adjustments, net	(3,576)	1,651	461	1,550
Changes in operating assets and liabilities, net	(681)	4,932	(12,662)	(8,526)
Net cash provided by operating activities	15,670	26,184	52,779	59,563
INVESTING ACTIVITIES
Securities purchased	-	-	(10,625)	-
Proceeds from sale of investments and securities	10,625	590	10,625	6,511
Capital expenditures	(7,975)	(7,816)	(24,648)	(25,037)
Net cash provided by (used in) investing activities	2,650	(7,226)	(24,648)	(18,526)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	12	-
Proceeds from issuance of long-term obligations	-	39,000	-	39,000
Payment of deferred financing costs	-	(262)	(320)	(262)
Purchase of treasury shares	-	(56,736)	-	(56,736)
Dividends on common stock	(10,047)	(11,504)	(30,140)	(34,550)
Net cash used in financing activities	(10,047)	(29,502)	(30,448)	(52,548)
Net increase (decrease) in cash and cash equivalents	8,273	(10,544)	(2,317)	(11,511)
Cash and cash equivalents at beginning of period	16,082	30,442	26,672	31,409
Cash and cash equivalents at end of period	$24,355	$19,898	$24,355	$19,898

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Telephone Operations
Local calling services	$20,536	$21,335	$62,788	$64,184
Network access services	17,094	17,326	52,893	51,276
Subsidies	10,055	11,015	32,752	34,965
Long distance services	3,577	4,102	10,788	11,626
Data and Internet services	9,896	7,894	27,630	22,532
Other services	8,894	8,458	26,719	24,577
Total Telephone Operations	70,052	70,130	213,570	209,160
Other Operations	10,268	10,193	30,674	29,929
Total operating revenues	$80,320	$80,323	$244,244	$239,089

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Ending Access Lines	227,186	235,983	227,186	235,983
Average Access Lines	228,070	237,630	230,342	239,605

Telephone Operations Revenue	$70,052	$70,130	$213,570	$209,160
Prior period subsidy settlements	$(2,131)	$(1,213)	$(2,994)	$(1,793)
Telephone Operations, excluding prior period subsidy settlements	$72,183	$71,343	$216,564	$210,953

Monthly Telephone Operations ARPU	$102.38	$98.37	$103.02	$96.99
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$105.50	$100.08	$104.46	$97.82

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

					Last Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2007	2006	2007	2006	2007
Historical EBITDA:
Net cash provided by operating activities	$15,670	$26,184	$52,779	$59,563	$77,809
Adjustments:
Compensation from restricted share plan	(1,236)	(625)	(2,942)	(1,875)	(3,549)
Other adjustments, net	3,576	(1,651)	(461)	(1,550)	(6,994)
Changes in operating assets and liabilities	681	(4,932)	12,662	8,526	10,805
Interest expense, net	11,865	11,175	34,726	31,341	46,284
Income taxes	2,012	3,913	6,756	3,752	3,409
Historical EBITDA (1)	32,568	34,064	103,520	99,757	127,764

Adjustments to EBITDA:
Integration, restructuring and
Sarbanes-Oxley (2)	181	394	654	3,083	1,255
Other, net (3)	(1,997)	(1,528)	(5,027)	(4,262)	(7,908)
Investment distributions (4)	1,498	1,263	4,651	3,667	6,500
Intangible assets impairment (5)	-	-	-	-	11,240
Non-cash compensation (6)	1,236	625	2,942	1,875	3,549

Adjusted EBITDA	$33,486	$34,818	$106,740	$104,120	$142,400

Footnotes for Adjusted EBITDA:

(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(2) Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the three and nine months ended September 30, 2007, this is comprised of  $0.1 M and $0.5 M, respectively in billing integration costs and $0.1M and $0.2M, respectively in severance costs. For the three and nine months ended September 30, 2006, this is comprised of $0.3 M and $0.8 M, respectively, of billing integration costs, $0.0 M and $1.5 M, respectively, in severance costs and $0.1 M and $0.8 M, respectively in Sarbanes-Oxley start-up costs. For the twelve months ended September 30, 2007, this is comprised of $0.6 M of billing integration costs, $0.6 M of severance costs and $0.0 M of Sarbanes-Oxley start-up costs.

(3) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non operating items. Life insurance proceeds of $0.3 M received in the second quarter of 2007 are not deducted in arriving at Adjusted EBITDA.

(4) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(5) Upon completion of our annual impairment review and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, we determined that the value of the customer lists associated with these businesses was impaired.

(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Schedule of Adjusted EBITDA Excluding Subsidy Settlements
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Revenue	$80,320	$244,244
2006 subsidy (ICLS) settlement (1)	2,388	2,388
2007 subsidy (ICLS) adjustment (2)	(265)	-
Net Total	$82,443	$246,632

Adjusted EBITDA	$33,486	$106,740
2006 subsidy (ICLS) settlement (1)	$2,388	$2,388
2007 subsidy (ICLS) adjustment (2)	$(265)	$-
Net Total	$35,609	$109,128

(1) Reflects 2006 subsidy settlement recognized in the third quarter 2007.

(2) Reflects impact of the 2007 ICLS cost study adjustment. The $265 thousand relates to the January - June 2007 time period.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Adjusted EBITDA	$33,486	$106,740

- Cash interest expense	(11,304)	(32,998)
- Capital Expenditures	(7,975)	(24,648)
+ Proceeds from asset sales (1)
- Cash income taxes	(3,608)	(10,996)
+ Cash interest income	253	694
- Repurchases of stock (2)	-	12

Cash available to pay dividends	$10,852	$38,804

Quarterly Dividend	$10,047	$30,140
Payout Ratio	92.6%	77.7%
Adjusted Payout ratio (3)	92.6%	77.7%

(1) Represents $673 of proceeds from the sale of idle property during the third quarter of 2006 and $5,921 of proceeds from the redemption of class C shares of RTB stock.

(2) Represents the cancellation of stock by employees to pay withholding tax on shares vesting under the Company's Long Term Incentive Plan.

(3) Represents the payout ratio excluding the effect of asset sales.

Consolidated Communications
Schedule of Payout Ratio Excluding Subsidy Settlements
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Cash available to pay dividends	$10,852	$38,804
2006 subsidy (ICLS) settlement (1)	2,388	2,388
2007 subsidy (ICLS) adjustment (2)	(265)	-
Normalized cash available to pay dividends	$12,975	$41,192

Quarterly Dividend	$10,047	$30,140

Normalized Payout	77.4%	73.2%

(1) Reflects 2006 subsidy settlement recognized in the third quarter 2007.

(2) Reflects impact of the 2007 ICLS cost study adjustment. The $265 thousand relates to the January-June 2007 time period.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	464,000
Total debt as of September 30, 2007	$594,000
Less cash on hand	(24,355)
Total net debt as of September 30, 2007	$569,645

Adjusted EBITDA for the last twelve
months ended September 30, 2007	$142,400

Total Net Debt to last twelve months
Adjusted EBITDA	4.0	x

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Reported net income applicable to common stockholders	$2,341	$2,015	$12,453	$13,788
Deferred tax adjustment	-	14	(1,731)	(5,168)
Returns to provision tax true-up	-	807	-	807
Third quarter 2006 litigation settlement, net of tax	-	300	-	300
Severance, net of tax	23	(4)	86	934
Billing integration, net of tax	77	164	280	466
Sarbanes Oxley start-up costs, net of tax	-	76	-	450
Non-cash compensation	1,236	625	2,942	1,875
Adjusted income applicable to common stockholders	$3,677	$3,997	$14,030	$13,452

Weighted average number of shares outstanding	26,144,943	27,157,631	26,102,020	28,900,902
Adjusted net income per share	$0.14	$0.15	$0.54	$0.47

Calculations above assume a 45.0 percent and 40.0 percent effective tax rate for the three months ended September 30, 2007 and 2006, respectively, and 44.0 percent and 40.0 percent effective rate for the six months ended June 30, 2007 and 2006, respectively. More detail on actual and effective tax rates is provided in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

	Consolidated Communications
	Key Operating Statistics

	September 30,	June 30,	September 30,
	2007	2007	2006
Local access lines in service
Residential	149,735	151,645	157,609
Business	77,451	77,362	78,374
Total local access lines	227,186	229,007	235,983

Total IPTV subscribers	11,063	9,577	5,638

DSL subscribers	62,546	58,225	49,360
Broadband Connections	73,609	67,802	54,998

Total connections	300,795	296,809	290,981

Long distance lines (1)	151,320	150,863	148,167
Dial-up subscribers	8,858	10,223	11,740
VoIP subscribers	2,172	1,822	990

IPTV Homes passed	107,631	107,631	72,139

(1) Reflects the inclusion of long distance service provided as part of the VoIP offering